Exhibit 99



Contact:  Rodney A. Young, CEO or Doug Nesbit, CFO (952-933-2291)

             LECTEC CORPORATION REPORTS SALE OF CONDUCTIVE BUSINESS

        PROCEEDS FROM SALE OF CONDUCTIVE BUSINESS PROVIDES CASH INFUSION



MAY 1, 2001 - - MINNETONKA, MN - LECTEC CORPORATION (NASDAQ NATIONAL MARKET:
LECT) today reported it has closed the sale of certain assets used in its conductive products division pursuant to an Asset Purchase Agreement dated November 17, 2000 among LecTec Corporation, The Ludlow Company LP and Sherwood Services AG. LecTec will receive cash for this transaction in exchange for the assets of its conductive products division as detailed in the agreement. The proceeds from the transaction will be used to pay off the balance on the company's line of credit with Wells Fargo Business Credit, Inc., and fund the growth of the over-the-counter (OTC) topical drug delivery patch business.

"The proceeds from this asset sale provide us with two benefits, the infusion of a sizeable amount of cash and the freeing up of additional space. We will utilize the additional space for manufacturing and warehousing space, as we execute our topical over-the-counter patch strategy with our TheraPatch and contract manufacturing businesses." Commented Rodney A. Young, LecTec Corporation's Chairman, CEO and President.

LecTec is a health care and consumer products company that develops, manufactures and markets products based on its advanced skin interface technologies. Primary products include a complete line of over-the-counter therapeutic patches.

This press release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the company and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause the company's actual results to differ materially from the results discussed in these statements. Factors that might cause such differences include, but are not limited to, buying patterns of major customers, competitive forces including new products or pricing pressures, costs associated with and acceptance of the company's TheraPatch brand strategy, impact of interruptions to production, dependence on key personnel, need for regulatory approvals, the ability to satisfy funding requirements for operating needs, expansion or capital expenditures and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.
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